EXHIBIT 23.5




                          Independent Auditor's Consent


The Board of Directors
Inter Parfums, Inc.:

We consent to the incorporation by reference in the Amendment No. 1 to registration statement on Form S-3 of Inter Parfums, Inc. of our report dated March 21, 2003, with respect to the consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for the year ended December 31, 2002, which report appears in the December 31, 2004 annual report on Form 10-K/A of Inter Parfums, Inc. We also consent to the reference to us under the heading "Experts" in the registration statement.


Paris La Defense, October 17, 2005

KPMG Audit
A division of KPMG S.A.

/s/ Alain Bouchet
PARTNER